UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Digirad Corporation

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DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Digirad Corporation:

Notice is hereby given that the Annual Meeting of the Stockholders of Digirad Corporation will be held on April 29, 2009 at 11:00 a.m. PDT at 13950 Stowe Drive, Poway, California, for the following purposes:

1. To elect five directors for a one-year term to expire at the 2010 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

R. King Nelson

Gerhard F. Burbach

Todd P. Clyde

Kenneth E. Olson

John Sayward

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

3. To approve a stock option exchange program pursuant to which eligible holders of stock options will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under the Company’s existing equity incentive plans, for a smaller number of new options at a lower exercise price.

4. To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ R. King Nelson

R. King Nelson Chairman of the Board

Poway, California

March 26, 2009

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT

The Board of Directors of Digirad Corporation, a Delaware corporation, or the Company, we or us, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on April 29, 2009 at 11:00 a.m. PDT at 13950 Stowe Drive, Poway, California, 92064 and at any adjournments or postponements thereof. This Proxy Statement was first sent to stockholders on or about March 26, 2009 and can also be accessed at www.digirad.com.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) for the ratification of the selection of Ernst & Young LLP as our independent auditors and (3) for a stock option exchange program pursuant to which eligible holders of stock options will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under the Company’s existing equity incentive plans, for a smaller number of new options at a lower exercise price. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on March 2, 2009, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of the Record Date, 18,953,937 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009 and for the stock option exchange program.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members. Each of our directors is elected for a term of one year to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. On February 4, 2009, Douglas Reed, M.D., indicated to our Board of Directors that he would not stand for re-election at our upcoming Annual Meeting of the Stockholders. Dr. Reed indicated that he has declined to stand for re-election for personal reasons, and not as the result of any disagreement with the Company. As of the date of this filing, the Corporate Governance Committee of our Board of Directors is looking for a suitable replacement for Dr. Reed. The five nominees for election to our Board of Directors at our upcoming Annual Meeting of the Stockholders are R. King Nelson, Gerhard F. Burbach, Todd. P. Clyde, Kenneth E. Olson and John Sayward, each of whom is presently a member of our Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Position
R. King Nelson	52	Chairman of the Board of Directors
Todd. P. Clyde	40	Director and President and Chief Executive Officer
Gerhard F. Burbach	47	Director
Kenneth E. Olson	72	Director
John Sayward.	57	Director

R. King Nelson has served as a member of our Board of Directors since March 2004 and previously served as a director from May 2000 to April 2002. Effective January 7, 2008, he was appointed Chairman of the Board. Mr. Nelson currently serves as President and Chief Executive Officer of Uptake Medical, a medical device company focused on the improvement of pulmonary function. Mr. Nelson has served as President and Chief Executive Officer of Kerberos Proximal Solutions, Inc., a developer of medical devices used for the treatment of vascular disease, from April 2005 until September 2007. From May 1999 to December 2003, Mr. Nelson served as the President and Chief Executive Officer of VenPro Corporation, a medical device company that develops bioprosthetic implants for venous vascular and cardiovascular medicine. From January 1980 to December 1998, Mr. Nelson held various executive positions at Baxter Healthcare Corporation, a health care company, most recently as President of the perfusion service business. Mr. Nelson received his B.A. from Texas Tech University in 1979 and his M.B.A. in international business from the University of Miami in 1989.

Todd P. Clyde has served as a member of our Board of Directors and as our President and Chief Executive Officer since October 2008. Mr. Clyde previously served as our Executive Vice President and Chief Financial Officer from December 2007 through October 2008 and as our Chief Financial Officer and Senior Vice President from January 2006 through December 2007. He joined the Company in November 2002 as the Chief Financial Officer. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October

2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital information tracking and security company. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. which is a manufacturer of customized industrial computing. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his B.S. in accounting and his Masters of Accountancy from Brigham Young University in 1994. Mr. Clyde is a Certified Public Accountant.

Gerhard F. Burbach has served as a member of our Board of Directors since October 2004. He currently serves as President and Chief Executive Officer of Thoratec Corporation, a manufacturer of medical devices used by patients with congestive heart failure. Mr. Burbach served as our President and Chief Executive from April 2005 to January 2006. Prior to joining as our President and Chief Executive Officer, Mr. Burbach served as President and Chief Executive Officer of Bacchus Vascular, Inc., a developer of catheter-based medical devices, from June 2003 to April 2005. Prior to that, he held the position of Chief Executive Officer of Philips Nuclear Medicine, a division of Phillips Electronics, from January 2001 to July 2003 and, before its acquisition by Philips, worked for four years for ADAC Laboratories, most recently as President. Mr. Burbach received a B.S. in industrial engineering from Stanford University in 1984 and an M.B.A. from Harvard Business School in 1990.

Kenneth E. Olson has served as a member of our Board of Directors since March 1996. From June 1984 to June 1998, he served as Chairman, and from December 1990 to February 1996 and from March 1997 to June 1998, he served as Chief Executive Officer, at Proxima Corporation, a supplier of digital imaging systems. From 1971 to 1987, he was Chairman and Chief Executive Officer of Topaz, Inc., a designer and manufacturer of computer peripherals. Mr. Olson also serves on the board of directors for Neonode, Inc., a company developing touch-screen technologies, and served as a director of WD-40 Company, a specialty chemicals company, from 2000 to December 2008. He received his M.B.A. from Pepperdine University in 1974.

John Sayward was a Partner at Nippon Heart Hospital, LLC from September 2005 to January 2007 which was formed to build and manage cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and Chief Financial Officer of LMA North America Inc., a medical device business focused on patient airway management. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer at SICOR Inc., and was elected to their board of directors in 1998. Mr. Sayward received a B.A. in history from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

Board Meetings

Our Board of Directors held five regularly scheduled meetings and one special telephonic meeting during 2008. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.

Committees of the Board

Our Board of Directors currently has, and appoints members to, three of our standing committees: our Compensation Committee, our Audit Committee and our Corporate Governance Committee. The current members of our committees are identified below:

Director	Compensation	Audit	Corporate Governance
R. King Nelson	✓	✓
Gerhard F. Burbach (1)	✓
Kenneth E. Olson		✓	✓ (Chair)
Douglas Reed, M.D (2).	✓ (Chair)		✓
John Sayward		✓ (Chair)	✓

(1)	Mr. Burbach will take over as chairman of the Compensation Committee after our upcoming Annual Meeting of the Stockholders.
(2)	Dr. Reed has declined to stand for re-election to the Board of Directors. As of the date of this filing, the Corporate Governance Committee of our Board of Directors is looking for a suitable replacement for Dr. Reed.

Compensation Committee. The Compensation Committee currently consists of Messrs. Reed, Burbach and Nelson, with Mr. Reed serving as its chairman in 2008. The Compensation Committee held six meetings during 2008. All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, Securities and Exchange Commission and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•

establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further the Company’s long-term strategic plan and long-term value; and

•	exercising authority under our employee benefit plans.

Audit Committee. The Audit Committee consists of Messrs. Sayward, Nelson and Olson, with Mr. Sayward serving as chairman. The Audit Committee held six meetings during 2008. All members of the Audit Committee are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Mr. Sayward qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	recommending to our Board of Directors the engagement of our independent auditors;

•

reviewing our quarterly and audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Corporate Governance Committee. The Corporate Governance Committee members are Messrs. Olson Reed and Sayward, with Mr. Olson serving as chairman. The Corporate Governance Committee held five meetings during 2008. All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors;

•	developing guidelines for the composition of our Board of Directors; and

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, independence, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry; and

•	experience as a board member of other publicly held companies.

The Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and our stockholders. The Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards. At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and CEO. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to our

Board of Directors. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board of Directors candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to the Company’s Corporate Secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Digirad Corporation, 13950 Stowe Drive, Poway, California 92064. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director and forward all such communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication; provided that our corporate secretary will forward to management and not our Board of Directors, any stockholder correspondence directed to our Board of Directors which our Corporate Secretary decides is more suitably directed to management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors which, pursuant to the foregoing, is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at www.digirad.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.digirad.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to Digirad’s audited financial statements for the year ended December 31, 2008.

The purpose of the Audit Committee is to assist the Board in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.digirad.com. The Audit Committee is comprised solely of independent directors as defined by Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young, LLP, Digirad’s independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2005 and continuing through fiscal 2008 (the fourth year of certification), management has implemented a process of documenting, testing and evaluating the Company’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual integrated audit. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedules and management’s report on the effectiveness of internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 13, 2009. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on six occasions in 2008. The Committee met privately in executive session with Ernst & Young LLP as part of each regular meeting and held private meetings with the Chief Financial Officer.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the

Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees.” In connection with the foregoing, the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Digirad’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Digirad’s independent auditors, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2008 and 2007.

March 26, 2009	AUDIT COMMITTEE
John Sayward, Chair R. King Nelson Kenneth E. Olson

Principal Accounting Fees and Services

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2008 and 2007, and all other fees paid by the Company during 2008 and 2007 to its principal accounting firm, Ernst & Young LLP:

	For the years ended December 31
	2008	2007
	(in thousands)
Audit Fees	$409.2	$436.7
Audit-Related Fees	21.7	10.3
Services for Compliance and Tax Fees	161.1	146.0

Totals	$592.0	$593.0

Audit Fees. Audit fees were incurred for service related to the annual audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. Audit fees for the fiscal year ended December 31, 2007 also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting.

Audit Related Fees. Audit related fees were incurred for service related to consultations regarding internal controls and other accounting matters.

Services for Compliance and Tax Fees. Services for compliance and tax fees were incurred for services related to federal and various state tax compliance and planning.

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young, LLP is compatible with maintaining the auditor’s independence. All non-audit related services in the above table were pre-approved and/or ratified by the Audit Committee. The Audit Committee approves non-audit services by Ernst & Young on an ad hoc basis, and has vested authority with John Sayward, the chairman of the Audit Committee, to approve non-audit services as needed. The chairman’s approval of non-audit services requires subsequent ratification by the Audit Committee.

Compensation of Directors

In the fiscal year ended December 31, 2008, non-employee members of our Board of Directors received a $29,000 annual retainer for their Board service, an annual fee of $6,000 for serving on the Audit Committee and an annual fee of $4,000 for serving on each of the Compensation and Corporate Governance Committees. The annual retainer and fee payments are made quarterly, in advance. Through the first quarter of fiscal year 2009, the annual retainer for Board services of non-employee members of our Board of Directors will remain at $29,000. This amount will increase by $10,000 annually, beginning in the second quarter of fiscal 2009. For fiscal year 2009, the Chairman of the Board will receive an additional annual retainer of $15,000, the Chairman of the Audit Committee will receive an additional $10,000, and the Chairmen of the Compensation and Corporate Governance Committees will each receive an additional $5,000.

Pursuant to our non-employee director compensation policy, in 2008 each non-employee director is also entitled to an annual grant of that number of restricted stock units, or RSUs, as determined by dividing $40,000 by the closing price of our common stock as quoted on NASDAQ on the date of the grant. In addition, at his or her first meeting, a new non-employee director will receive a grant of that number of RSUs as determined by dividing $40,000 by the closing price of our common stock as quoted on NASDAQ. In the fiscal year ended December 31, 2008, each non-employee director received a grant of 14,760 RSUs, except that John Sayward also received an addition grant of 14,760 RSUs as a new director. The 2008 RSU grants vest and become payable as to one-twelfth of the RSUs subject to the award on each monthly anniversary of the date of grant, as long as the individual remains a director on such dates. Once vested, stock will be issued in settlement of the RSU upon the first to occur of termination of service or the third anniversary of the grant date.

Starting in 2009, the annual RSU grant to each non-employee director, and the initial RSU grant for each new director, will be changed from a value of $40,000 to a fixed number of 25,000 RSUs.

Prior to 2008, non-employee directors received stock option grants under our 2004 Stock Incentive Plan instead of RSUs. Non-employee directors may still exercise options previously granted to them.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. All of the Company’s directors attended our 2008 Annual Meeting, our most recent Annual Meeting, in person.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 31, 2009 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Percentage of beneficial ownership is calculated based on 18,954,000 shares of common stock outstanding as of January 31, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of January 31, 2009. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with HCA, Inc. (1) One Park Plaza Nashville, TN 37203	1,264,564	6.67%
Heartland Advisors, Inc. (2) 789 North Walker Street Milwaukee, WI 53202	1,800,000	9.50%
Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, NY 10019	1,027,666	5.42%
Wentworth, Hauser, Violich, Inc. (4) 301 Battery Street, Suite 400 San Francisco, CA 94111	1,024,200	5.40%
Named Executive Officers and Directors:
Todd P. Clyde (5)	252,959	1.32%
Marc Shapiro (6)	45,624	*
Randy L. Weatherhead (7)	124,788	*
Mark L. Casner (8)	50,000	*
Michael J. Keenan (9)	12,000	*
R. King Nelson (10)	57,234	*
Gerhard F. Burbach (11)	274,760	1.43%
Kenneth E. Olson (12)	159,683	*
John Sayward (13)	29,520	*
Douglas Reed, M.D. (14)	77,249	*
All Executive Officers and Directors as a group (10 persons) (15)	1,083,817	5.67%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes (a) 657,082 shares directly owned by Health Care Indemnity, Inc.; (b) 280,030 shares directly owned by Western Plains Capital, Inc.; and (c) 327,452 shares directly owned by The HCA Foundation. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entities on February 14, 2008.

(2)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC by the foregoing entity jointly by Heartland Advisors, Inc., an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 11, 2009. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of the shares.
(3)	The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 23, 2009.
(4)	The foregoing information is based solely on information contained in a Schedule 13G/A filed with the SEC by the foregoing entity on February 17, 2009.
(5)	Includes (a) 242,959 shares subject to options exercisable within 60 days of January 31, 2009; and (b) 10,000 shares held by Mr. Clyde.
(6)	Represents 45,624 shares subject to options exercisable within 60 days of January 31, 2009.
(7)	Represents 124,788 shares subject to options exercisable within 60 days of January 31, 2009.
(8)	Represents 50,000 shares held by Mr. Casner. In addition, as of January 31, 2009, Mr. Casner held options to purchase 232,376 shares; however, Mr. Casner’s options expired on February 19, 2009.
(9)	Represents shares held by Mr. Keenan.
(10)	Includes (a) 41,507 shares subject to options exercisable within 60 days of January 31, 2009; (b) 14,760 restricted stock units that will be vested within 60 days of January 31, 2009; and (c) 967 shares held by Mr. Nelson.
(11)	Includes (a) 260,000 shares subject to options exercisable within 60 days of January 31, 2009; and (b) 14,760 restricted stock units that will be vested within 60 days of January 31, 2009.
(12)	Includes (a) 95,575 shares subject to options exercisable within 60 days of January 31, 2009; (b) 14,760 restricted stock units that will be vested within 60 days of January 31, 2009; (c) 43,492 shares held by the Kenneth E. Olson Trust dated March 16, 1989; and (d) 5,856 shares held by Linda Olson, Mr. Olson’s wife. Kenneth E. Olson, a member of our Board of Directors, is the trustee of the Kenneth E. Olson Trust dated March 16, 1989.
(13)	Represents 29,520 restricted stock units that will be vested within 60 days of January 31, 2009. During February 2009, Mr. Sayward acquired 20,000 shares not reflected in the above table.
(14)	Includes (a) 40,000 shares subject to options exercisable within 60 days of January 31, 2009; (b) 14,760 restricted stock units that will be vested within 60 days of January 31, 2009 and (c) 22,489 shares held by Dr. Reed.
(15)	See footnotes 5 through 14 inclusive.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers for the fiscal year ended December 31, 2008, and executive officers who have joined us since the beginning of fiscal year 2009, including their ages as of March 31, 2009.

Name	Age	Position
Todd P. Clyde (1)	40	President, Chief Executive Officer and Director
Marc E. Shapiro	52	Senior Vice President, Human Resources
Richard B. Slansky (2)	52	Chief Financial Officer
Randy Weatherhead	56	Senior Vice President, Sales and Marketing
Mark L. Casner	53	Former President, Chief Executive Officer and Director
Michael J. Keenan	51	Former President, Digirad Imaging Solutions

(1)	As set forth in more detail below, Mr. Clyde also served as our Chief Financial Officer in 2008.
(2)	As set forth in more detail below, Mr. Slanksy joined us in March of 2009.

Todd P. Clyde has served as a member of our Board of Directors and as our President and Chief Executive Officer since October 2008. Mr. Clyde previously served as a member of our Board of Directors and our President, Chief Executive Officer and Chief Financial Officer from October 2008 through February 2009; as Executive Vice President and Chief Financial Officer from December 2007 through October 2008; and as our Chief Financial Officer and Senior Vice President from January 2006 through December 2007. He joined the Company in November 2002 as the Chief Financial Officer. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital information tracking and security company. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. which is a manufacturer of customized industrial computing. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his Bachelor of Science degree in accounting and his Masters of Accountancy from Brigham Young University in 1994. Mr. Clyde is a Certified Public Accountant.

Marc E. Shapiro joined us in August 2006 as Vice President of Human Resources and was promoted to Senior Vice President of Human Resources in November 2007. Mr. Shapiro was the Vice President of Human Resources at Quebecor Printing from 1992 to 1999, Senior Vice President at Quebecor World from 1999 to 2005, and held a key role in Human Resources at Home Depot Supply from 2005 to 2006. Mr. Shapiro holds a Master of Business Administration degree from Wilkes University granted in 1987 and a Bachelor of Science degree from the State University of New York at Buffalo granted in 1978.

Richard B. Slansky joined us in March 2009 as Chief Financial Officer. Mr. Slansky was President, Chief Financial Officer, Director, and Corporate Secretary of SpaceDev Inc., a public space technology and aerospace company. Mr. Slansky joined SpaceDev Inc. in February 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, Mr. Slansky was appointed as President and Director of SpaceDev Inc. Mr. Slansky served as interim Chief Executive Officer, interim Chief Financial Officer, and Director for Quick Strike Resources, Inc., an IT training, services, and consulting firm, from July 2002 to February 2003. From May 2000 to July 2002, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations, and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. Mr. Slansky earned a bachelor’s degree in economics and science from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

Randy L. Weatherhead has served as Senior Vice President, Sales and Marketing since January 2006. He joined Digirad as Vice President of Marketing in August of 2005. Prior to coming to Digirad, he served for nearly eight years as Global Vice President at Siemens Medical Systems Nuclear Medicine, a medical imaging products company, and PET Products, a medical imaging products company. From November 1974 to October 1986, he was Director of Marketing for Technicare, a Johnson and Johnson company, and before that held senior sales and marketing positions with a number of companies specialized in medical imaging, including ONI in Wilmington, MA, Sopha Medical Systems, formerly of Columbia, MD, and ADAC Laboratories (now Philips) in Milpitas, CA. Mr. Weatherhead received certifications in x-ray technology and nuclear medicine technology from E.W. Sparrow Hospital in Lansing, Michigan and from Duke University Medical Center in Durham, North Carolina, respectively.

Mark L. Casner previously served as our President and Chief Executive Officer from January 2006 until his resignation in October 2008, and as President of Digirad Imaging Solutions from October 2005 to January 2006. Prior to coming to Digirad, Mr. Casner served as President of DMS Imaging, a mobile imaging company, from 2003 to 2005. From 1995 through 2003 he was a member of Radiologix, a radiology services company, and its predecessor organization, most recently as Senior Vice President of Operations. Mr. Casner received a Bachelor of Arts degree from Miami University of Ohio in 1977, a Master of Arts degree from the University of Maryland in 1979 and a Master of Business Administration degree from Marymount University in 1983.

Michael J. Keenan previously served as President of Digirad Imaging Solutions from March 2006 until October 2008. Mr. Keenan’s position was eliminated in October 2008. Before coming to Digirad, Mr. Keenan held various roles at Apria Healthcare Group, Inc., a home healthcare company, from January 1994 to January 2006, most recently as Vice President of Operations. Before that, he served as Regional Sales Manager with Home Nutritional Services, a home infusion therapy company, from June 1988 to May 1992, and as an Assistant Manager and Nurse with Deaconess Medical Center, a hospital, from 1981 to 1988. Mr. Keenan holds a Bachelor of Arts degree from Whitworth College, Spokane, Washington granted in 1987 and a registered nursing degree from Niagara College, New York granted in 1980.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2008 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2008 for filing with the SEC.

The foregoing report has been furnished by the Compensation Committee.

COMPENSATION COMMITTEE

Douglas Reed, M.D., Chairman

Gerhard F. Burbach

R. King Nelson

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Objectives and Philosophy

Our executive compensation plan’s objectives are to attract and retain highly competent executives and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•

company performance as measured by specific financial goals. For our 2009 executive bonus plan, we have chosen defined minimum operating profit and cash flow targets as thresholds for granting any bonus payments; for our 2008 executive bonus plan, we chose defined minimum revenue and net profit targets, excluding stock-based compensation, as thresholds for granting any bonus payments;

•

individual performance as measured against personal goals and objectives that contain quantitative components wherever possible; such personal goals depend on the position occupied by our executive officers and can include achieving technological advances, broadening of our products and services offerings, or building a strong team. In connection with our 2008 and 2009 executive bonus plans, we emphasized the achievement of corporate financial goals to incentivize our team to reach them; and

•	demonstration of leadership, team building skills and high ethical standards.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our executive compensation plan is designed to encourage success of our executives as a team, rather than only as individual contributors, by attaining overall corporate goals. In setting those goals, we consider the Company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.

Role and Authority of Compensation Committee

The Compensation Committee consists of Messrs. Reed, Burbach and Nelson, with Mr. Reed serving as its chairman until our upcoming Annual Meeting of the Stockholders, after which Mr. Bubach will take over as chairman. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by the NASDAQ Global Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company and continually assesses the effectiveness and competitiveness of the program. The Compensation Committee also periodically reviews director compensation.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available under the investor relations section of our website at www.digirad.com. The charter permits the Compensation Committee to engage outside consultants and to consult with the Company’s Human Resources department when appropriate to assist in carrying out its responsibilities. The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee.

The Role of our Executives in Setting Compensation

The Compensation Committee on occasion meets with our President and Chief Executive Officer, Mr. Clyde, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Clyde attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Clyde’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. The Compensation Committee has delegated to a committee consisting of certain members of management the authority to grant awards of stock options, in accordance with specific guidelines and from an authorized option pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, or the Code, (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) executive officers. The Compensation Committee also has authorized Mr. Clyde to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on the Company’s business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies.

Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving both personal and corporate goals. Personal goals support our overall corporate goals and, wherever possible, contain quantitative components. An executive officer’s failure to meet some or all of these personal goals can affect the bonus amount. Corporate goals consist of specific financial targets for the Company. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Long-Term Incentive Program. Our long-term incentives consist of stock option awards. The objective of these awards is to align the longer-term interests of our stockholders and our executive officers and to complement incentives tied to annual performance. We have historically elected to use stock options as our primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines.

401(k) and Other Benefits. During 2008, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2008, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2008, under the 401(k) Plan, all employees are eligible to receive matching contributions from the Company of 25% of employee contributions up to a maximum of $1,500 per employee, per year, subject to vesting provisions. This match was lowered to $1,000 for 2009. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees. The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of these benefit programs generally enhances employee productivity and retention.

Why We Chose to Pay Each of the Executive Compensation Elements and How We Determine the Amount of Each Element

Base Salary. Base salary is paid to attract and retain our executives and to provide them with a level of predictable base compensation. Because base salary, in the first instance, is set at the time the executive is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of each executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are influenced by the individual’s achievement of individual goals, the Company’s achievement of its financial goals, and benchmarking surveys designed to assure that we remain competitive.

In mid-2007, the Company retained a compensation consultant, Remedy Compensation Consulting. Remedy is a leading compensation consulting firm specializing in the life sciences and based in San Diego. Digirad contracted with Remedy with the following objectives: to assure that executive compensation is in accordance with the Company’s stated compensation philosophy, to ensure that all elements of executive compensation are positioned competitively, and to design or refine plans and payout mechanisms in support of plan objectives. In 2008, the Company again contracted with Remedy. Approximately 24 peer companies in either the healthcare equipment and supplies industry or which are healthcare providers and servicers were selected based on the following: number of employees, revenues and market cap. Information regarding the 24 peer companies that were utilized is detailed in the chart below. Remedy used data from: peer company proxy data, Radford Biotechnology Compensation Survey and Top Five MEDIC Executive Compensation Survey. In both 2008 and 2009, our target for executive base salaries is at or close to the median of the range of salaries for executives in similar positions with similar responsibilities at these comparably-sized companies. We believe that a base salary at or close to median, combined with our short and long-term incentive plans, will enable us to attract and retain talented executives.

Company	Revenues ($MM)	LFY # of Employees	Market Cap ($MM)
Alliance Imaging Inc	$444.9	2,070	$446.0
Alphatec Holdings Inc	$80.0	263	$237.1
American Medical Alert Corp	$35.6	580	$35.6
Angiodynamics Inc	$166.5	566	$320.6
Biolase Technology Inc	$66.9	216	$37.8
Cambridge Heart, Inc	$10.0	44	$8.4
Cardiac Science	$182.1	578	$217.2
CardioDynamics International Corp.	$21.9	112	$7.4
Cutera Inc	$101.7	273	$134.8
Del Global Technologies Corp	$104.2	331	$29.1
Insight Health Services Holding Corp	$286.9	1,579	$1.3
Iris International Inc	$84.3	308	$294.7
Micrus Endovascular Corp	$69.2	318	$188.6
Nanogen, Inc.	$38.2	69	$17.4
Natus Medical Inc	$118.4	435	$569.4
NuVasive, Inc.	$154.3	345	$1,730.0
Osteotech Inc	$104.3	338	$60.5
PDI Inc	$117.1	1,100	$81.7
Quidel Corp	$118.1	278	$519.8
Radnet Inc	$425.5	4,000	$127.0
Thermage Inc	$63.1	179	$54.2
Thoratec	$234.8	1,164	$1,430.0
Vital Images Inc	$70.2	327	$212.8
Volcano Corporation	$130.6	639	$757.0

The base salaries we paid to our executives in 2008 are reflected in the summary compensation table below.

Annual Incentive Bonuses. We pay annual incentive bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we align our goals with our stockholders’ interests by measuring them, whenever possible, in terms of revenue and income or other financial objectives. In setting bonus levels, we review the Company’s annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board of Directors, we set financial threshold goals based on those estimated results in terms of revenue, income or other financial measurements, and we allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. Our bonus plans are not capped; thus, if the Company’s financial performance in any year exceeds expectations, bonus amounts increase. We also consider benchmarking information in setting bonus levels, and for 2008 and 2009, this information was obtained from Remedy Compensation Consulting as described above. In 2008 and 2009, our threshold bonus targets ranged below the median bonus amounts calculated based on the benchmarking data we obtained.

In February 2007, we adopted an executive bonus program for fiscal 2007. Pursuant to the program, our executive officers became eligible to receive a bonus based 80% on net income and 20% on revenue. The threshold levels for payments were $80 million in revenue and $2.8 million in net profit, excluding stock-based compensation expense. At these threshold levels, the bonus payment percentage would be: Mark Casner, 50% of base salary, Todd Clyde, 24% of base salary, Michael Keenan, 40% of base salary and Marc Shapiro, 23% of base salary. The available bonus pool amount increased if these threshold goals were exceeded. The Board of Directors retained discretion to reduce an executive’s bonus for failure to meet personal goals, and to pay a bonus of up to $40,000 per individual executive regardless of our achievement of our financial goals in the event the individual met his or her personal goals. Bonuses were payable following completion of the audit for the 2007 fiscal year. In February 2008, we paid the following discretionary bonuses under the 2007 executive bonus plan to our executives:

Todd P. Clyde, President and Chief Executive Officer	$15,000
Marc E. Shapiro, Senior Vice President, Human Resources	$10,000
Mark L. Casner, Former President and Chief Executive Officer	$25,000
Michael J. Keenan, Former President, Digirad Imaging Solutions	$15,000

In February 2008, we adopted an executive bonus program for fiscal 2008. Under the terms of the 2008 executive bonus plan, 50% of the executive’s bonus is based on achieving revenue targets and 50% is based on achieving net income targets. Net income bonuses were payable if our net income, excluding stock-based compensation expense, was greater than or equal to $1.85 million. Revenue bonuses would be payable if we had positive net income and our revenue is greater than or equal to $85.4 million. Lesser individual bonus award amounts are payable at increments of 95% and 98% of the revenue and net income goals, as revenue and net income meets each such level. No bonuses were earned under our executive bonus program for fiscal 2008.

In January 2009, we adopted an executive bonus program for fiscal 2009. Under the terms of the 2009 executive bonus plan, 50% of the executive’s bonus is based on achieving operating profit targets and 50% is based on achieving cash flow targets. Operating profit bonuses shall be payable if our operating profit, excluding stock-based compensation expense, is greater than or equal to $1.0 million. Cash flow bonuses shall be payable if we have positive cash flow greater than or equal to $2.25 million. Lesser individual bonuses are payable starting at $400,000 operating profit and $1.65 million cash flow, increasing in $100,000 increments as operating profit and cash flow meets each such level, up to the targets. Mr. Weatherhead’s bonus plan consists of: 40% based on achieving the financial goals listed above and 60% based on achieving DIS revenues goals, DIS lead generation, camera sales margin and camera lead generation.

Todd P. Clyde, President and Chief Executive Officer	$180,000
Marc E. Shapiro, Senior Vice President, Human Resources	$84,000
Richard B. Slansky, Chief Financial Officer	$98,000	(1)
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$90,000

(1)	Mr. Slansky was not a named executive officer of the Company in 2008, but joined the Company as its Chief Financial Officer in March 2009.

Long-Term Incentives. We grant stock options to our executives and directors as part of our executive compensation package program to directly link their interests to those of our stockholders, since stock options will only produce value to executives if the price of our stock appreciates. We believe that our executive compensation program must include long-term incentives such as stock options if we wish to hire and retain high-level executive talent. We also believe that stock options help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options encourages executive retention and the preservation of stockholder value. We base the number of stock options granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders. Stock options generally vest over a four-year period, on a monthly basis, and each stock option is exercisable over a ten-year period following its grant, unless the executive’s employment terminates prior to such date. In the future, we plan to reduce the stock option exercise period from ten years to seven years. The number of stock options granted is also dependent on the number of options available in the option pool, the number of stock options already granted and vested to each individual executive, and benchmarking information concerning the stock option granting practices of comparable companies. For 2008, stock option grants were below the median range for executives in similar positions at comparable companies (based on revenue and number of employees) in our geography.

How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers

Todd Clyde became our Chief Executive Officer and President effective October 20, 2008. Mr. Clyde’s initial base salary for 2008 was $270,000 and increased to $300,000, effective October 20, 2008, in connection with Mr. Clyde’s promotion from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer. Mr. Clyde participated in the 2008 executive bonus plan established by the Board of Directors. The criteria for his participation in the 2008 executive bonus plan did not differ materially from those of the other executives. There was no payment to him under the 2008 executive bonus plan as the corporate revenue and net profit goals were not achieved. As other employees have done, he participated in our 401(k) Plan and received matching benefits of $1,500. Mr. Clyde was granted options to purchase 300,000 shares of our common stock in 2008 after his promotion to President and Chief Executive Officer.

We have entered into an employment contract with our President and Chief Executive Officer, Todd Clyde; in all other respects, we base the total compensation of our Chief Executive Officer largely upon policies and criteria similar to those used for our other executive officers. The terms of Mr. Clyde’s employment agreement are set forth in the Section entitled, “Employment Arrangements and Change in Control Arrangements,” below.

How We Determine When to Grant Stock Options

Stock option grants are generally awarded to our executive officers (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long-term incentive program.

Executive Officer Grant Process. For newly hired executive officers, upon their promotion and in connection with their annual executive compensation package, the Compensation Committee generally approves stock option grants at its regularly scheduled meetings. The grants are effective and vesting commences on the day the grant is made, and the exercise price of each grant is the closing price of our stock as of the date of the grant. On occasion, the Compensation Committee may determine to grant the stock options for newly hired executive officers by unanimous written consent prior to the executive’s hire date; in that case, the effective date of the grant and the vesting date are the executive’s first day of employment, and the price of the options is the closing price of our stock as of that date. If stock options are granted by means of unanimous written consent other than for new hires, the stock options are granted and priced at the closing price of our stock, and begin vesting, on the date when the last consent is received by the Company.

In each case described above, if the date on which the grant would otherwise be effective falls on a day when the markets are closed, the grant date and the vesting commencement date become the next business day when the markets are open, and the price of our stock at the close of business on that day becomes the option price.

The Compensation Committee has not granted nor does it intend in the future to grant equity awards to our executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Non-Executive Officer Grant Process. For stock option grants to non-executive officers, the Board of Directors has created and authorized an Option Grant Committee composed of the Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President of Human Resources. The Option Grant Committee grants stock options to non-executive officers in connection with their hiring and promotion, and when giving annual performance grants. In 2008, the Option Grant Committee was given the authority to grant up to 225,000 stock options to non-executive officers. Performance grants of 95,000 and 60,500 stock options were granted on February 12, 2008 and November 11, 2008, respectively. Grants made by the Option Grant Committee to non-executive officers are effective on the third day after the release of the Company’s next quarterly or annual earnings, and the exercise price of each grant is the closing price of our stock as of the effective date. If the stock market is closed on the third day after the release of the Company’s next quarterly or annual earnings release, the grant date, vesting commencement date and option price are all established on the next business day when the market is open.

Our Policies in Connection with Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting her or his individual performance goals, and the Company’s achievement of revised, measurable financial goals such as revenue or earnings.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes the Company from deducting certain forms of non-performance-based compensation in excess of $1,000,000 to named executive officers. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Our Rationale for Selecting a Particular Event to Trigger Payment Under a Post-Termination and/or Change of Control Agreement

Other than as set forth below with respect to Messrs. Clyde and Slansky, the only payments or benefits that could currently be made to our executive officers as a result of any termination of employment exist as rights under our 2004 Stock Incentive Plan, as amended. Mr. Casner was previously entitled to receive certain severance benefits pursuant to his employment agreement; however, his employment terminated with the Company in November 2008, and as such, he is no longer eligible to receive such benefits. Mr. Casner received severance benefits pursuant to a Separation Agreement and Release he entered into with the Company upon his termination of employment, as further described below in the section entitled “Employment Arrangements and Change of Control Arrangements.”

The 2004 Stock Incentive Plan, and the option agreements of our executives, provide that, in case of a change of control of the Company, all stock options then outstanding shall become fully vested if such executive’s employment is terminated without cause within twelve months of the change of control. All options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. We have adopted defined trigger events for such compensation upon a termination following, or as a result of a change of control to provide incentives for our executives to work for, instead of against, changes of control of the Company that align with our stockholders’ interests, and to assure them of severance benefits in such circumstances that are comparable to those offered by similar companies in our industry and our geographic location.

Under Mr. Clyde’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause. Under Mr. Slansky’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause or upon his resignation with good reason. We selected termination without cause as the triggering event and termination without cause and resignation with good reason as the triggering events for providing Mr. Clyde and Mr. Slansky, respectively, with a level of severance benefits in line with those granted by some comparable companies in our industry to attract them to employment with our Company. The severance benefits to which both Messrs. Clyde and Slansky may be entitled to receive are further described below in the section entitled “Employment Arrangements and Change of Control Arrangements.”

The Level of Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interests by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation in line with market conditions and, if justified by the Company’s financial performance, place emphasis on the use of stock options as a means of obtaining significantly better than average compensation.

Other Compensation

We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2008 by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were employed by us as of December 31, 2008. We refer to our chief executive officer, chief financial officer and these other executive officers as our “named executive officers” elsewhere in this document.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)
Todd P. Clyde	2008	285,238	—	—	68,626	—	—	1,500		365,364
President and Chief	2007	251,538	15,000	—	77,036	—	—	1,000		344,574
Executive Officer (1), (5)	2006	238,846	10,000	—	108,271	74,326	—	1,000		432,443

Marc E. Shapiro Senior Vice President of Human Resources (6)	2008	207,048	—	—	36,748	—	—	1,500		245,296

Randy L. Weatherhead	2008	234,106	92,250	—	51,377	—	—	1,500		379,233
Senior Vice President, Sales & Marketing (1), (7)	2007	220,000	7,500	—	79,978	—	—	1,000		308,478

Mark L. Casner	2008	285,794	—	—	18,132	—	—	40,005	(9)	343,931
President, Chief	2007	310,914	25,000	—	166,787	—	—	1,000		502,701
Executive Officer and Member of the Board of Directors (1), (8)	2006 2006	291,538 239,231	— 10,000	— —	291,842 158,387	123,034 68,132	— —	190,832 53,402	(10) (11)	897,247 507,613

Michael J. Keenan	2008	225,368	—	—	84,951	—	—	1,269		311,588
President of Digirad	2007	239,615	15,000	—	95,308	—	—	1,000		350,923
Imaging Solutions (1), (12)	2006	164,538	—	—	58,118	71,229	—	1,000		294,885

(1)	A discretionary bonus, approved by our Board of Directors, was earned and paid in 2006. A second discretionary bonus, approved by our Board of Directors, was earned in 2007 and paid in 2008.
(2)	Refer to Note 1, “Share-based Payments,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K, filed on February 13, 2009, for the relevant assumptions used to determine the valuation of our option awards.
(3)	All non-equity incentive compensation was awarded under the terms of the 2006 executive bonus plan. No compensation was awarded under the terms of the 2007 or 2008 non-equity executive bonus plans.
(4)	Amounts shown for 2007 and 2008 include matching contributions to the officers’ 401(k) retirement plans. Amounts show for 2006 include payments to the named executive officers in lieu of matching contributions to such officers’ 401(k) retirement plans.
(5)	Mr. Clyde was appointed President and Chief Executive Officer and member of the Board of Directors on October 20, 2008, and resigned as Chief Financial Officer effective March 9, 2009.
(6)	Mr. Shapiro was promoted to Senior Vice President of Human Resources on November 11, 2007 from Vice President of Human Resources.
(7)	During fiscal 2008, Randy Weatherhead was not subject to the 2008 executive bonus plan. However, he did earn a bonus pursuant to our non-executive bonus plan.
(8)	Mr. Casner resigned as President and Chief Executive Officer on October 20, 2008.
(9)	Mr. Casner received severance benefits of $38,654 in 2008 pursuant to the Separation Agreement and Release entered into with the Company upon his termination of employment. These severance benefits are further described in detail below in the section entitled “Employment Arrangements and Change of Control Arrangements.”
(10)	Amounts shown include $189,832 of housing costs, moving costs and relocation bonus.
(11)	Amounts shown include $52,402 of moving costs and relocation bonus.
(12)	On October 24, 2008, the Company eliminated Mr. Keenan’s position as President of Digirad Imaging Solutions. Pursuant to a Separation Agreement and Release entered into in connection with the elimination of Mr. Keenan’s position and his subsequent termination of employment with the Company, the Company agreed to pay Mr. Keenan a lump sum of $5,000, and to allow him to retain his Company laptop. The severance amount and value of the laptop are not included in the amounts paid to Mr. Keenan as the amounts were paid to Mr. Keenan in February 2009.

Grants of Plan-Based Awards

The following table presents information concerning grants to each of the named executive officers during 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd P. Clyde	10/30/2008								300,000	0.83	140,190
	2/12/2008								40,000	3.18	67,356
	N/A	40,278	121,500	145,500	—	—	—	—	—	—	—

Marc E. Shapiro	11/11/2008								20,000	0.70	7,882
	2/12/2008								15,000	3.18	25,258
	N/A	25,061	75,600	95,600	—	—	—	—	—	—	—

Randy L. Weatherhead	11/11/2008								20,000	0.70	7,882
	2/12/2008								10,000	3.18	16,389
	N/A	70,251	117,500	234,383	—	—	—	—	—	—	—

Mark L. Casner	2/12/2008								75,000	3.18	126,292
	N/A	66,963	201,000	251,000	—	—	—	—	—	—	—

Michael J. Keenan	2/12/2008								45,000	3.18	75,775
	N/A	37,294	112,500	136,500	—	—	—	—	—	—	—

(1)	The amounts listed in these columns list the threshold, target and maximum payout under our incentive program for 2009. As described in the Compensation Discussion and Analysis, cash bonuses for 2008 under this program were dependent on the achievement of both specified corporate-wide financial objectives and specified individual objectives for each Named Executive Officer. Under the terms of the 2008 executive bonus plan, 50% of the executive’s bonus is based on achieving revenue targets and 50% is based on achieving net income targets. As noted in the Compensation Discussion and Analysis and as shown in the Summary Compensation Table, there were no bonuses paid to the Named Executive Officers under the equity incentive bonus program for 2008.
(2)	These amounts listed in this column represent awards of stock options under our 2004 Stock Incentive Plan. Each award is subject to a Stock Option Agreement. These awards vest at a rate of 1/48 per month.
(3)	The amounts listed in this column were calculated pursuant to FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2008, including the value of the stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Todd P. Clyde	77,857	—	—		$0.49	11/5/2012	—	—	—	—
	20,000	—	—		$5.50	2/25/2014	—	—	—	—
	68,750	—	6,250	(1)	$5.50	4/28/2015	—	—	—	—
	22,603	—	12,397	(1)	$3.94	5/1/2016	—	—	—	—
	12,499	—	12,501	(1)	$4.07	12/21/2016	—	—	—	—
	8,333	—	31,667	(1)	$3.18	2/12/2018	—	—	—	—
	12,500	—	287,500	(1)	$0.83	10/30/2018	—	—	—	—

Marc E. Shapiro	29,166	—	20,834	(2)	$3.70	8/21/2016	—	—	—	—
	4,999	—	5,001	(1)	$4.07	12/21/2016	—	—	—	—
	3,125	—	11,875	(1)	$3.18	2/12/2018	—	—	—	—
	416	—	19,584	(1)	$0.70	11/11/2018	—	—	—	—

Randy L. Weatherhead	85,416	—	14,584	(2)	$4.85	7/28/2015	—	—	—	—
	14,583	—	5,417	(1)	$3.89	1/9/2016	—	—	—	—
	6,858	—	3,142	(1)	$3.94	5/1/2016	—	—	—	—
	4,999	—	5,001	(1)	$4.07	12/21/2016	—	—	—	—
	2,083	—	7,917	(1)	$3.18	2/12/2018	—	—	—	—
	416	—	19,584	(1)	$0.70	11/11/2018	—	—	—	—

Mark L. Casner	154,150	45,850	—		$4.83	2/19/2009	—	—	—	—
	24,791	10,209	—		$3.89	2/19/2009	—	—	—	—
	18,749	11,251	—		$3.94	2/19/2009	—	—	—	—
	20,624	24,376	—		$4.07	2/19/2009	—	—	—	—
	14,062	45,850	—		$3.18	2/19/2009	—	—	—	—

Michael J. Keenan	78,117	46,883	—		$4.28	1/24/2009	—	—	—	—
	16,041	18,959	—		$4.07	1/24/2009	—	—	—	—
	7,499	27,501	—		$3.18	1/24/2009	—	—	—	—

(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	1/4 of the shares subject to the option vest one year following vesting commencement date, and 1/48th of the total number of the shares subject to the option vest monthly thereafter.

Option Exercises and Stock Vested at Fiscal Year End

There were no options exercised by our named executive officers during the fiscal year ended December 31, 2008.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements and Change of Control Arrangements

In connection with Mark L. Casner’s resignation as our President and Chief Executive Officer on October 24, 2008, we entered into a Separation Agreement and Release with Mr. Casner (the “Release”). Pursuant to the Release, Mr. Casner is entitled to receive severance payments totaling $251,250 (the “Severance”), payable at a rate of $27,917 per month, less applicable withholdings, in accordance with our regular payroll practices. To the extent any portion of the severance is not paid to Mr. Casner by March 15, 2009, the remaining unpaid portion of the Severance is payable to Mr. Casner in a single lump sum, less applicable withholdings. The Release provides that Mr. Casner waives any claims against us and releases us from any claims arising from Mr. Casner’s employment relationship with us and the termination of those relationships, with the exception of Mr. Casner’s continuing rights to indemnification under the terms of the Indemnification Agreement between us and Mr. Casner, which remains in full effect. Options to purchase shares of the Company’s common stock held by Mr. Casner ceased to vest on November 11, 2008, the last date of his employment.

In connection with Mr. Clyde’s appointment as our President and Chief Executive Officer on October 20, 2008, we entered into an employment agreement with him that provides for certain compensation and severance benefits. Pursuant to the employment agreement, Mr. Clyde is entitled to a base salary of $300,000 per year. Mr. Clyde is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2009 calendar year only, has a target value of at least 60% of his base salary. If we terminate Mr. Clyde’s employment agreement without cause (as defined in such agreement), and Mr. Clyde timely enters into and does not revoke a separation and release agreement with us, Mr. Clyde will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Clyde (and his eligible dependents) through the earlier of (a) the date 12 months following his date of termination of employment, or (b) the date upon which Mr. Clyde and his eligible dependents become covered under another health plan; and

•

Severance payments in an amount equal to the higher of (i) his current annual base salary for an additional 12 months or (ii) $300,000, with the severance amounts to be payable over the 12 months following such termination of employment, in accordance with the Company’s general payroll practices.

Assuming that Mr. Clyde’s employment was terminated without cause as of December 31, 2008, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, totaling $300,000; and (ii) 12 months of Company-paid COBRA coverage for Mr. Clyde and his dependents, estimated to have a value of $18,000.

Additionally, we entered into an employment agreement on February 7, 2009 with Mr. Slansky, who joined the Company in March 2009 as our Chief Financial Officer. Pursuant to the employment agreement, Mr. Slansky is entitled to a base salary of $245,000 per year. Mr. Slansky is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2009 calendar year only, has a target value of at least 40% of his base salary. If we terminate Mr. Slansky’s employment agreement without cause (as defined in such agreement) or if Mr. Slansky resigns for good reason (as defined in such agreement), and Mr. Slansky timely enters into and does not revoke a separation and release agreement with us, Mr. Slansky will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Slansky (and his eligible dependents) through the earlier of (a) the date six months following his date of termination of employment, or (b) the date upon which Mr. Slansky and his eligible dependents become covered under another health plan; and

•

Severance payments in an amount equal to the higher of (i) his current annual base salary for an additional six months or (ii) $122,500, with the severance amounts to be payable over the six months following such termination of employment, in accordance with the Company’s general payroll practices.

We have no written employment or severance agreements with any other named executive officer.

The stock option agreements of our named executive officers provide that, in case of a change of control of the Company, all stock options then outstanding and either assumed or replaced by the successor entity as part of such change of control shall become fully vested if such named executive officer’s employment is terminated without cause within twelve (12) months of the change of control. All stock options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. As of December 31, 2008, the value of the stock options of our named executive officers that would accelerate upon a change of control, based on the difference between the closing price on the last trading day of the year of $.058 per share and the exercise price of the respective options, was as follows:

Name	Option Value as of December 31, 2008
Todd P. Clyde	0
Marc. E. Shapiro	0
Randy L. Weatherhead	0
Mark L. Casner (1)	0
Michael J. Keenan (1)	0

(1)	As neither Messrs. Casner nor Keenan were employed by the Company as of December 31, 2008, they would not have been entitled to receive such vesting acceleration.

Non-Employee Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. King Nelson	55,544	26,666	(2)	—	(3)	—	—	—	82,210
Gerhard F. Burbach	29,000	26,666	(2)	—	(4)	—	—	—	55,666
Kenneth E. Olson	44,000	26,666	(2)	—	(5)	—	—	—	70,666
Douglas Reed, M.D.	40,456	26,666	(2)	—	(6)	—	—	—	67,122
John Sayward	38,003	53,333	(7)	—		—	—	—	91,336

(1)	Refer to Note 1, “Share-based Payments,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K, filed on February 13, 2008, for the relevant assumptions used to determine the valuation of our option awards.
(2)	9,840 restricted stock units are vested as of December 31, 2008.
(3)	R. King Nelson has outstanding options to purchase an aggregate of 41,507 shares as of December 31, 2008.
(4)	Gerhard Burbach has outstanding options to purchase an aggregate of 260,000 shares as of December 31, 2008.
(5)	Kenneth E. Olson has outstanding options to purchase an aggregate of 95,575 shares as of December 31, 2008.
(6)	Douglas Reed, M.D. has outstanding options to purchase an aggregate of 40,000 shares as of December 31, 2008.
(7)	19,680 restricted stock units are vested as of December 31, 2008.

Compensation Committee Interlocks and Insider Participation

Messrs. Nelson, Burbach and Reed serve on the Compensation Committee of our Board of Directors. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, since January 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

Asset Purchase

On February 2, 2009, we, and our wholly-owned subsidiary, DIS, entered into an asset purchase agreement with MD Office Solutions. Among other things, the asset purchase agreement provides for the sale of certain portable nuclear imaging cameras, vans and related equipment, and the assignment of certain customer contracts. Michael J. Keenan, the President and Chief Executive Officer of MD Office Solutions, was the President of DIS until October 2008. A copy of the asset purchase agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on February 6, 2009. This summary is qualified in its entirety by reference to such Exhibit 10.1. We omitted portion of the referenced asset purchase agreement and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934. The omitted portions, include, with limitation, the dollar amount of the transaction.

Employment Agreement

In February 2006, we hired Kelly Weatherhead, the wife of executive officer Randy Weatherhead, as a territory manager and Ms. Weatherhead has continued to serve us in such position through the date of this report. Ms. Weatherhead’s total compensation during 2008 was $212,364.

Issuances of Options

During the fiscal year ended December 31, 2008, we granted stock options to purchase an aggregate of 525,000 shares of our common stock to our current directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $1.65 per share.

Issuance of Restricted Stock Units

During the fiscal year ended December 31, 2008, we granted restricted stock units to purchase an aggregate of 88,560 shares of our common stock to our current non-employee directors, valued at an aggregate $240,000 on the date of grant, as set forth in more detail in the Non-Employee Director Compensation Table.

Other Transactions

We have entered into agreements with all prior holders of our preferred stock, including entities affiliated with some of our directors and holders of 5% or more of our common stock, whereby we granted them registration rights with respect to their shares of common stock issued upon conversion of their preferred stock.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2009 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1996, and through the year ended December 31, 2008. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL 3

APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES

The Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and our stockholders to implement a one-time stock option exchange program, as described in detail below, subject to stockholder approval. The option exchange program would permit eligible employees, including our executive officers (but specifically excluding our non-employee or independent directors), to exchange their outstanding options issued under our 1998 Stock Option/Stock Issuance Plan (the “1998 Plan”) and our 2004 Stock Incentive Plan (the “2004 Plan”) with exercise prices less than $10.11 but greater than approximately $3.11 per share (the per-share 52-week high of our common stock, measured as of the start date of the exchange program) for a lesser number of new options to be granted under our 2004 Plan. The new options would have an exercise price equal to the closing sales price of our common stock as quoted by the NASDAQ Global Market on the date of the new grant, or “fair market value.”

The Board believes the option exchange program would (1) enhance long-term stockholder value by improving our ability to incentivize and retain our employees, (2) reduce the Company’s equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of our common stock outstanding) through the cancellation of outstanding options that currently provide no meaningful retention or incentive value to our employees, (3) provide for an increase in the shares available for future grant under our 2004 Plan without creating additional dilution to stockholders, and (4) help align eligible employee incentives with stockholder interests given our current restructuring efforts.

Stockholder approval is required for the option exchange program under the listing rules of the NASDAQ Global Market. Therefore, the Company is seeking stockholder approval to allow for this one-time option exchange under the 1998 Plan and the 2004 Plan. If we were to consider future option programs, we would seek stockholder approval for any future option exchange or similar program before implementing it.

Required Vote

We must receive an affirmative vote of a majority of the total number of shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting in order for this proposal to be approved.

Reasons for the Option Exchange Program

Equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward the efforts of our employees. If approved by our stockholders, the option exchange program would be open to all employees, including our executive officers, that are employed by the Company or its subsidiaries as of the start of the exchange program and remain our employees through the date the option exchange program ends. For purposes of the option exchange program, we refer to the employees described above as “eligible individuals” or “eligible employees.” We believe that to develop and market our diagnostic imaging products and leasing personnel and equipment services and retain qualified individuals, we need to maintain competitive employee compensation and incentive programs.

Like many other companies in the medical device industry, the Company’s stock price has experienced significant volatility and decline over the past years. As a result, many of our eligible employees hold options with exercise prices significantly higher than the current market price of our common stock. Specifically, the weighted average exercise price of options held by our eligible employees was $2.94 per share as compared to a $0.86 closing price on March 10, 2009 for our common stock. Consequently, as of March 10, 2009, approximately 66% of the outstanding options held by our eligible employees were priced above the current market price . As such, these options may not be sufficiently effective to retain and motivate these individuals to enhance long-term stockholder value, yet the Company continues to recognize significant compensation expense for accounting purposes with respect to these underwater options. Further, the company has been undergoing a restructuring effort with the intent of scaling back the number of its leasing personnel and equipment services locations to a profitable core and making additional investment in its technology platform with an expected result of expanding its market share in nuclear cardiology. The Company is also focusing on penetrating key centers of influence locations, which link well-known regional healthcare providers with community physicians. All these efforts have a desired outcome of increasing shareholder value. The Company believes an option exchange program can link our eligible employees’ long-term incentives with the desired increase in shareholder value.

When considering how best to retain and provide incentives to our eligible employees holding options that are priced above the current market price, we considered several alternatives, including increasing cash compensation and/or granting additional equity awards. Increasing cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. Granting additional options or other types of equity awards at current market prices could substantially increase our overhang and cause potential dilution to our stockholders.

We then considered an option exchange program. We determined that a program under which eligible employees could exchange options that are priced above the current market price for a lesser number of options with an exercise price equal to the current fair market value of the shares covered by the options was most attractive for a number of reasons, including the following:

•

Reasonable, Balanced Incentives. As described in more detail below, under the program participating eligible employees would surrender fully- or partially-vested options that are priced substantially above the current market price of our common stock for a lesser number of unvested options that would have an exercise price equal to the then current fair market value of the Company’s common stock. We believe the grant of a lesser number of options with an exercise price that reflects a more current stock price that vests over time is a reasonable and a balanced exchange for underwater options and would have a much stronger current impact on retention than do underwater options.

•

Restore Retention Incentives. We rely on skilled and educated scientific and technical employees. Competition for these employees is significant. We continue to believe that equity awards are an important component of our employees’ total compensation. Replacing this component with additional cash compensation in order to remain competitive in the hiring marketplace may have a material adverse effect on the Company. We also believe that substantially underwater options do not have sufficient impact on employee motivation and retention (and in fact, may have the reverse impact), and that for our employee stock options to serve their intended purposes, they need to be exercisable at least near the current price of our common stock. The failure to address the underwater option issue in the near to medium term may make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected.

•

Overhang Reduction. Not only do the options have little or no retention value, they cannot be removed from our pool of awarded equity options until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). The option exchange program would reduce the number of options currently granted and utilized under the plan because participating eligible employees would receive new options covering a lesser number of shares than the number of shares covered by the surrendered options. If all eligible options are exchanged, options to purchase approximately 1,131,515 shares would be surrendered and cancelled, while new options covering approximately 413,045 shares would be issued, resulting in a net reduction in the number of options granted under the plan by approximately 718,470 shares, or approximately 3.8% of the number of shares of our common stock outstanding as of March 10, 2009.

•

Increase in Shares Available for Grant. The option exchange program would also provide for additional shares to be available for future grant under our 2004 Plan without increasing the existing number of shares reserved under the plan. We considered requesting stockholders to simply approve a share reserve increase for the 2004 Plan, but given the other benefits that the exchange offer provided, we determined this approach to be the best alternative to align participating eligible employees interests with our stockholders and to also retrieve shares from such cancelled options which would be available for future grants under the 2004 Plan. If all eligible options are exchanged, the resulting number of shares which would become available again for grant under our 2004 Plan would be approximately 718,470 shares, or approximately 3.5% of the number of shares of our common stock outstanding as of March 10, 2009.

Description of the Option Exchange Program

Eligible Individuals

If approved by our stockholders, the option exchange program would be open to all employees, including our executive officers, that are employed by the Company or its subsidiaries as of the start of the exchange program and remain our employees through the date the option exchange program ends. Collectively, our executive officers hold eligible options for the purchase of 420,000 shares of our common stock out of the total 1,131,515 shares of our common stock that are subject to existing options which are anticipated to be eligible for surrender in the option exchange program.

Participation in the program would be voluntary. As of March 10, 2009, there were approximately 107 employees that would be eligible individuals (provided that they remain employed through the date the option exchange program ends). The Compensation Committee would, however, have the authority to exclude certain individuals after taking into account our administrative needs, accounting rules, or company policy decisions that make it appropriate to change eligibility.

Eligible Options

The only options that eligible employees may exchange in the option exchange program are those outstanding options having an exercise price less than $10.11 but greater than approximately $3.11 per share (the per-share 52-week closing price high of our common stock, measured as of the start date of the exchange program). In the event that our 52-week common stock closing price high exceeds $3.11 at the time we commence the tender offer, the Compensation Committee will increase the price threshold for stock options eligible for the option exchange program to exclude outstanding options with an original exercise price lower than the current 52-week stock price high. In addition, if, on the expiration of the tender offer, the exercise price of an option is equal to or less than the closing price of our common stock on the expiration date, the option will not be eligible for exchange.

As of March 10, 2009, eligible individuals held eligible options to purchase approximately 1,131,515 shares of our common stock, with a weighted average exercise price of $4.77 per share and a weighted average remaining term of 7.1 years.

Exchange Ratio

The option exchange program is not a one-for-one exchange. Participants surrendering outstanding options would receive new options covering a lesser number of shares than are covered by the surrendered options. The number of shares underlying an eligible option that is surrendered in the exchange in order to receive one (1) share underlying the new option is referred to as the “exchange ratio.” The proposed exchange ratio for a surrendered option would depend on the original exercise price of the surrendered option, with the result rounded down to the nearest whole number.

Shown in the table below are the exchange ratios that we intend to use in the option exchange program based upon assumptions and various calculations, described in more detail below, performed on March 11, 2009, using data available as of March 10, 2009:

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is:
$3.11 - 4.00, then	2-for-1
$4.01 - 5.33, then	3-for-1
$5.34 - 10.11, then	4-for-1

For example, if an eligible employee surrenders an eligible option to purchase 5,000 shares with an exercise price of $4.00 per share, that employee would receive a new option to purchase 2,500 shares (that is, 5,000 shares divided by 2.0, with the result rounded down to the nearest whole number, equals 2,500 shares). If an eligible employee has multiple option grants in an given exchange ratio range, the grants will be aggregated before the exchange ratio and rounding is applied.

The exchange ratios shown in the table above were designed to result in the issuance of new options with a fair value for financial accounting purposes approximately equal to the fair value of the options surrendered in the exchange. We calculated the fair value of the eligible options using the Black-Scholes option valuation model. For this purpose, we used the following factors:

(i) original exercise price,

(ii) assumed value of $0.86 per share of our common stock (the closing price as of March 10, 2009),

(iii) expected volatility of our common stock of 62.13%,

(iv) a term equal to the lesser of (A) the remaining contractual life of the stock option and (B) a fixed expected term of 7 years,

(v) risk-free rates between 1.90% and 2.53%, and

(vi) no expected dividends.

We then established the three exchange ratios set forth above based on the average Black-Scholes value of the eligible options having exercise prices within a specified range for each ratio, as compared to the Black-Scholes value of one share of our common stock underlying an option to be issued in the option exchange program.

The following table summarizes information regarding the options eligible for exchange in the program, as of March 10, 2009:

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Price of Eligible Options ($)	Weighted Average Remaining Term of Eligible Options (Years)	Exchange Ratio	Maximum Number of New Options that May be Granted Upon Surrender of Eligible Options
Greater than or equal to $3.11 per share, but less than $4.01 per share	400,000	$3.56	8.0	2-for-1	200,000
Greater than or equal to $4.01 per share, but less than $5.34 per share	363,450	$4.47	7.4	3-for-1	121,029
Greater than or equal to $5.34 per share, but less than $10.11 per share	368,065	$6.39	5.7	4-for-1	92,016
TOTAL:	1,131,515	$4.77	7.1		413,045

If the market price of our common stock prior to the commencement of the option exchange program has increased or decreased such that the exchange ratios set forth above would no longer result in the issuance of new options with an aggregate fair value for financial accounting purposes approximately equal to the aggregate fair value of the options eligible for exchange, the Compensation Committee will have the discretion to adjust the exchange ratios accordingly.

Term and Vesting Schedule

The vesting schedule and maximum term of the new options will no longer be the same as that which applied to the eligible options prior to participation in the exchange program. The new options will be subject to a new vesting schedule and have a new maximum term. None of the new options will be vested on the date of grant. Instead, the new options will vest over a two (2) year period. The vesting schedules for the new options in operation will approximate the remaining vesting schedule that applied to the majority of the eligible options prior to participation in the exchange program. The new vesting schedule of the new options and the new maximum term of the new options will be as follows:

Vesting Schedule	Maximum Term of New Options
Fifty percent (50%) of the new option will vest on the first anniversary of the new option grant date	Each new option will have a new seven (7) year term

1/24th of the new option will vest monthly thereafter until the new option is completely vested on the second anniversary of the new option grant date

Implementing the Option Exchange Program

We have not commenced the option exchange program and will not do so unless our stockholders approve this proposal. If the Company receives stockholder approval of the program, the program may commence at a time determined by the Company, with terms expected to be materially similar to those described in this proposal. However, even if the stockholders approve the program, the Board may still later determine not to implement the program. It is currently anticipated that the program will commence as promptly as practicable following approval of this proposal by our stockholders.

Upon the commencement of the option exchange program, eligible employees holding eligible options would receive written materials explaining the precise terms and timing of the program (an “offer to exchange”). Eligible employees would be given at least 20 business days to elect to exchange some or all of their eligible options. Eligible employees would make this election by filling out an election form which would be distributed to them as part of the offer to exchange and submitting the form to the Company’s designated representative within the 20 business day period (or such longer period as we choose to keep the offer open). After the offer to exchange is closed, all eligible options that were surrendered for exchange would be cancelled, and the Compensation Committee would approve the grants of the new, replacement options in accordance with the applicable exchange ratio. All new options would be granted under the 2004 Plan, as amended according to this proposal. Regardless of the type of option being surrendered, all new options granted pursuant to the option exchange program would be non-qualified stock options.

At or before commencement of the option exchange program, we would file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of the tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, would be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the option exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. The tax consequences of the program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the program under all applicable laws prior to participating in the program. We believe the exchange of eligible options for new options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of new options. Additionally, as all new options would be non-qualified stock options, an individual’s tax treatment upon exercise of the new options may differ from the treatment otherwise applicable to the surrendered eligible options.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

The terms of the option exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we may need to alter the terms of the program to comply with comments from the SEC. In addition, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, accounting rules, company policy decisions that make it appropriate to change the exchange program and the like. The Compensation Committee will thus retain the discretion to make any such necessary or desirable changes to the terms of the program for purposes of complying with comments from the SEC or addressing the factors described in the preceding sentence.

Potential Modification to Terms of Option Exchange Program Due to Changing Circumstances

The Board authorized its Compensation Committee to adjust the threshold for options eligible to participate in the option exchange program if there is a significant change in the market price for our common stock preceding the commencement of the program to ensure the intent of the program is realized; however, any changes would preserve the general terms and eligibility requirements of the program discussed in this proposal. Our Compensation Committee will retain the discretion to adjust the exchange ratios if there is a significant change in the market price of our common stock preceding the commencement of the program in comparison to the market price used in determining the exchange ratios set forth in the table in this proposal. If our Compensation Committee does adjust the exchange ratios, it will do so with the intent of causing the offer to exchange to result in the issuance of new options having a fair value approximating the fair value of the stock options surrendered, determined using the same valuation methodologies as were used to determine the exchange ratios set forth in this proposal.

Financial Accounting Consequences

Effective January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement No. 123 (Revised), “Share-Based Payment,” (“SFAS 123(R)”) for our share-based compensation plans. Under SFAS 123(R), to the extent the fair value of each award of stock options granted pursuant to the option exchange program exceeds the fair value of the surrendered options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the eligible options surrendered in exchange for the new options, will be recognized by the Company as an expense for compensation. This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of SFAS 123(R). In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee’s or Director’s service, the compensation cost related to the forfeited stock options will not be recognized.

Program Participation

Because the decision whether to participate in the option exchange program is completely voluntary, we are not able to predict who or how many eligible employees will elect to participate, how many stock options would be surrendered for exchange or the number of new options that may be issued.

Effect on Stockholders

We are unable to predict the precise impact of the option exchange program on our stockholders because we are unable to predict how many or which eligible employees may exchange their eligible options. The program was designed in the aggregate to be substantially value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. The following table summarizes the effect of the program, assuming all eligible options were exchanged, as of March 10, 2009:

	Prior to the Exchange:	Following the Exchange:
Shares of Common Stock Outstanding	18,953,937	18,235,467

Shares Covered by All Outstanding Options (including options held by all employees, executive officers and directors)	2,619,925 with a weighted average exercise price of $3.29 and a weighted average remaining term of 7.4 years	1,901,455 with a weighted average exercise price of $1.60 (assuming an exercise price of $0.86 for the new options granted in the exchange) and a weighted average remaining term of 7.20 years

Shares Covered by All Outstanding Full Value Awards (that is, outstanding restricted stock units and unvested restricted stock awards)	88,560	88,560

Shares Available for Future Award Grants Under the 2004 Plan*	483,701	1,202,171

*	The 2004 Plan is the only stock option or equity plan from which the Company currently may grant equity-based awards.

If you are both a stockholder and an employee holding eligible options, please note that voting to approve the option exchange program does not constitute an election to participate in the program.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock, except as noted below.

Mr. Sayward was appointed as a member of our Board of Directors on March 17, 2008, at which time Mr. Sayward became a Reporting Person. The Form 3 report was filed on April 24, 2008.

On April 22, 2008, we granted Restricted Stock Units to all non-employee directors. The following Form 4 reports were filed late:

Mr. Sayward (2 grants, 14,760 shares each), filed on April 25, 2008;

Mr. Nelson (14,760 shares), filed on April 29, 2008; and

Mr. Burbach (14,760 shares), filed on April 29, 2008.

On October 30, 2008, Mr. Clyde was granted an option for 300,000 shares. The Form 4 report was filed on November 13, 2008.

Forms 4 filed for Messrs. Nelson and Olson on May 27, 2005 each listed option grants of 5,000 shares. Each of those Forms 4 should have reflected a grant of 10,000 shares. Amendments were filed to correct this each of these errors.

Mr. Shapiro’s Form 3, filed February 13, 2008, listed a 15,000 share option grant, but did not list options grants for 10,000 and 50,000 shares previously held by him. An amendment was filed to correct this omission.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2010 must be received by us no later than November 26, 2009, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Restated Bylaws, a stockholder who wishes to make a proposal at the 2009 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than November 26, 2009 unless the date of the 2009 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2008 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2009 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2008 will be mailed to stockholders of record as of March 2, 2009. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Digirad Corporation, 13950 Stowe Drive, Poway, California 92064, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digirad stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Digirad Corporation, Investor Relations; 13950 Stowe Drive, Poway, California 92064 or contact Digirad at (800) 947-6134. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

/s/ R. King Nelson

R. King Nelson Chairman of the Board

Dated: March 26, 2009

☐	¢

DIGIRAD CORPORATION

Annual Meeting of the Stockholders

to be held April 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd P. Clyde and David Hinkle as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Digirad Corporation held of record by the undersigned on March 2, 2009, at the Annual Meeting of Stockholders to be held at the corporate offices of Digirad Corporation located at 13950 Stowe Drive, Poway, California, on April 29, 2009, at 11:00 a.m. or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

DIGIRAD CORPORATION

April 29, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at - {Insert web address where material will be hosted}

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20530300000000000000 1	042909

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.   To elect five directors for a one-year term to expire at the 2009 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

			2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Gerhard F. Burbach O John W. Sayward O R. King Nelson O Kenneth E. Olson O Todd Clyde

3.  To approve a stock option exchange program pursuant to which eligible holders of stock options will be offered the opportunity to exchange their eligible options to purchase shares of common stock outstanding under the Company’s existing equity incentive plans, for a smaller number of new options at a lower exercise price.

				☐	☐	☐

4 To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			Our Board of Directors has fixed the close of business on March 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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